Exhibit 99.1


PR Media:                                                Financial:
Jeff Weir                                                Jim Foltz
National Semiconductor                                   National Semiconductor
(408) 721-5199                                           (408) 721-5693
jeff.weir@nsc.com                                        invest.group@nsc.com

National Semiconductor Raises Revenue Outlook for Q2;
Sequential Growth Now Expected to Range from 7% to 10%

SANTA CLARA, Calif., November 4, 2003 - National Semiconductor Corporation (NYSE:NSM) today raised its revenue outlook for the second quarter of fiscal year 2004, which ends November 23, 2003. The Company's revised expectation is for Q2 revenue to grow 7 to 10 percent from Q1 revenue of $424.8 million. National's guidance at the beginning of the quarter was for Q2 revenues to increase by 4 to 7 percent sequentially.

"Turns orders have come in stronger than anticipated in our original guidance," said Brian L. Halla, National's chairman, president and CEO. "We began this quarter with a solid backlog position and order rates have continued to be strong across a number of our product lines, especially in areas such as power management and wireless."

National's second quarter financial announcement and conference call are scheduled for December 4, 2003, at which time the company will discuss results in more detail as well as the outlook for the third quarter of fiscal 2004.

Special Note
This release contains forward-looking statements dependent on a number of risks and uncertainties pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These factors include, but are not restricted to, new orders received and shipped during the remainder of the second quarter, the degree of factory utilization, the successful sale of existing inventories at existing prices, and the ramp up of recently introduced products. Other risk factors are included in the company's 10-Q for the quarter ended August 24, 2003, the 10-K for the year ended May 25, 2003 (see Outlook and Risk Factors sections of Management's Discussion and Analysis of Financial Conditions and Results of Operations) and the Annual Report dated May 25, 2003.

About National Semiconductor
National Semiconductor is the premier analog company. Combining real-world analog and state-of-the-art digital technology, the company is focused on analog-based semiconductor products, which include stand-alone devices and subsystems in the areas of power management, display drivers, audio, amplifiers, imaging and data conversion. The company targets key markets such as wireless, displays, PCs, networks and a broad range of portable applications. With headquarters in Santa Clara, California, National reported sales of $1.67 billion for fiscal 2003, which ended May 25, 2003. Additional company and product information is available on the World Wide Web at www.national.com. # #
#

National Semiconductor is a registered trademark.